Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) filed by Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) ("Insignia") pertaining to the registration of 1,289,329 shares of Common Stock, par value $.01 of Insignia, which may be issued upon exercise of options granted under the Richard Ellis Group Limited 1997 Unapproved Share Option Scheme of our report dated April 1, 1996 on our audits of the combined statements of operations and cash flows of Edward S. Gordon Company, Incorporated and Edward S. Gordon Company of New Jersey, Inc. for the three years ended December 31, 1995, 1994 and 1993, included in the Insignia Registration Statement on Form 10, filed with the Securities and Exchange Commission.

                                                 /s/ PRICEWATERHOUSECOOPERS  LLP


New York, New York
November 13, 1998